                                                                    EXHIBIT 4.1
                          AGREEMENT REGARDING EXERCISE
                            AND ISSUANCE OF WARRANTS


         AGREEMENT REGARDING EXERCISE AND ISSUANCE OF WARRANTS (the "AGREEMENT"), dated as of March 3, 2003, by and among Zix Corporation (formerly known as Zixit Corporation), a Texas corporation, with headquarters located at 2711 N. Haskell Avenue, Suite 2300, LB36, Dallas, Texas 75204-2960 (the "COMPANY"), and the investors listed on the Schedule of Investors attached hereto (individually, an "INVESTOR" and collectively, the "INVESTORS").

         WHEREAS:

         A. The Company and the Investors have entered into that certain Securities Purchase Agreement, dated as of September 17, 2002 (the "SECURITIES PURCHASE AGREEMENT"), pursuant to which the Investors purchased from the Company
(I) secured convertible notes of the Company (the "CONVERTIBLE NOTES"), which were convertible into shares of the Company's common stock, par value $0.01 per share (the "COMMON STOCK"), in accordance with the terms of the Convertible Notes, and (II) warrants to acquire shares of Common Stock (the "INITIAL WARRANTS," and as exercised, collectively, the "INITIAL WARRANT SHARES");

         B. The Company and the Investors wish to provide for certain circumstances in which each Investor shall exercise the Initial Warrants held by such Investor and the Company shall issue new warrants substantially in the form attached as Exhibit A (the "REPLACEMENT WARRANTS") to the Investors to acquire shares of Common Stock (as exercised, collectively, the "REPLACEMENT WARRANT SHARES");

         C. The Company and the Investors are executing and delivering this Agreement in reliance upon the exemption from securities registration afforded by Rule 506 of Regulation D ("REGULATION D") as promulgated by the United States Securities and Exchange Commission (the "SEC") under the Securities Act of 1933, as amended (the "1933 ACT"); and

         D. Contemporaneously with the execution and delivery of this Agreement, the parties hereto are executing and delivering a Registration Rights Agreement substantially in the form attached as Exhibit B (the "NEW REGISTRATION RIGHTS AGREEMENT") pursuant to which the Company has agreed to provide certain registration rights under the 1933 Act and the rules and regulations promulgated thereunder, and applicable state securities laws.

         NOW THEREFORE, the Company and the Investors hereby agree as follows:


         1.       EXERCISE OF INITIAL WARRANTS AND ISSUANCE OF REPLACEMENT
                  WARRANTS.


                  a. Exercise of Initial Warrants. Subject to the satisfaction (or waiver) of the conditions set forth in Section 1(e) below, on or before the first Business Day (as defined below) following each Trigger Day (as defined below), each Investor shall submit one or more Exercise Notices (as defined in the Initial Warrants) which, in the aggregate, shall set forth the exercise of such Investor's Initial Warrants for a number of Initial Warrant Shares at least equal to such Investor's Pro Rata Percentage (as defined below) of the Daily Volume Amount (as defined below) for such Trigger Day (or, if lower, the maximum number of Initial Warrant Shares issuable to such Investor as of the date of the Company's receipt of the Exercise Notice(s), excluding that number of Initial Warrant Shares with respect to which such Investor has previously delivered an Exercise Notice to the Company but has not yet received the applicable Initial Warrant Shares from the Company).

                  b. Issuance of Replacement Warrants.

                           (i)    Agreement Regarding Adjustment Events. At
least three (3) Business Days prior to any Adjustment Event (as defined below) which occurs prior to the Final Closing Date (as defined below), the Company shall deliver written notice thereof via facsimile and overnight courier (an "ADJUSTMENT NOTICE") to each Investor. The Adjustment Notice shall set forth (A) the date of such Adjustment Event, (B) the date of the applicable Interim Closing Date (as defined below), which shall be the Business Day immediately preceding the date of such Adjustment Event, or such earlier date as is necessary to ensure that the Investors have the opportunity to exercise or receive the benefit of the rights the Investors will have under the Replacement Warrants to be issued to the Investors on the Interim Closing Date in connection with the Adjustment Event giving rise to the Interim Closing (as defined below), and (C) the calculation of the adjustment, if any, that would be made to the Warrant Exercise Price (as defined in the Replacement Warrants) pursuant to
Section 8 of the Replacement Warrants as a result of such Adjustment Event (assuming the Replacement Warrants were then outstanding and assuming such issuance or deemed issuance or other event occurred after the Warrant Date (as defined in the Replacement Warrants)). Prior to or contemporaneously with the delivery of the Adjustment Notice to each Investor, the Company shall publicly disclose the pending Adjustment Event and the impact such Adjustment Event will have on the transactions contemplated by this Agreement, including the adjusted Warrant Exercise Price which will be applicable or the other rights which will be triggered under the Initial Warrants and the outstanding Replacement Warrants as a result of such Adjustment Event.


                           (ii)   Final Closing.  Subject to the satisfaction
(or waiver) of the conditions set forth in Sections 6 and 7 below, the Company shall issue to each Investor a Replacement Warrant to acquire that number of Replacement Warrant Shares equal to the sum of such Investor's Daily Replacement Share Numbers (as defined below) for each day during the applicable Measurement Period (as defined below) on which such Investor delivered an Exercise Notice (as defined in the Initial Warrants) (whether pursuant to Section 1(a) or otherwise), with an exercise price per Replacement Warrant Share equal to the Exercise Price (as defined below) as of the Final Closing Date (as defined below) (the "FINAL CLOSING").

                           (iii)  Interim Closings.  If the Company delivers an
Adjustment Notice to the Investors, then, subject to the satisfaction (or waiver) of the conditions set forth in Sections 6 and 7 below, the Company shall issue to each Investor a Replacement Warrant to acquire that number of Replacement Warrant Shares equal to the sum of such Investor's Daily Replacement Share Numbers for each day during the applicable Measurement Period on which such Investor delivered an Exercise Notice (as defined in the Initial Warrants) (whether pursuant to Section 1(a) or otherwise), with an exercise price per Replacement Warrant Share equal to the Exercise Price as of the applicable Interim Closing Date (each an "INTERIM CLOSING," and together with the Final Closing, the "CLOSINGS").

                  c. The Closing Dates.

                           (i)    The Final Closing Date.  The date and time of
the Final Closing (the "FINAL CLOSING DATE") shall be 10:00 a.m. Central Time, on the third (3rd) Business Day after the last day of the Exercise Period, subject to the satisfaction (or waiver) of all of the conditions to such Closing set forth in Sections 6 and 7 (or such other date as is mutually agreed to by the Company and the Investors). The Final Closing shall occur on the Final Closing Date at the offices of Katten Muchin Zavis Rosenman, 525 West Monroe Street, Suite 1600, Chicago, Illinois 60661-3693 or at such other time, date and place as the Company and the Investors may collectively designate in writing. No later than 5:00 p.m., New York City Time, on the Trading Day immediately preceding the Final Closing Date, each Investor shall deliver to the Company a written calculation of such Investor's number of Replacement Warrant Shares and the Exercise Price as determined pursuant to Section 1(b)(ii).

                           (ii)   The Interim Closing Dates.  The date and time
of each Interim Closing (each an "INTERIM CLOSING DATE," and collectively with the Final Closing Date, the "CLOSING DATES") shall be 10:00 a.m. Central Time, on the date specified in the applicable Adjustment Notice, subject to the satisfaction (or waiver) of all of the conditions to such Closing set forth in Sections 6 and 7 (or such other date as is mutually agreed to by the Company and the Investors). Each Interim Closing shall occur on the applicable Interim Closing Date at the offices of Katten Muchin Zavis Rosenman, 525 West Monroe Street, Suite 1600, Chicago, Illinois 60661-3693 or at such other time, date and place as the Company and the Investors may collectively designate in writing. No later than 5:00 p.m., New York City Time, on the Trading Day immediately preceding each Interim Closing Date, each Investor shall deliver to the Company a written calculation of such Investor's number of Replacement Warrant Shares and the Exercise Price as determined pursuant to Section 1(b)(iii) for the applicable Interim Closing.

                  d. Delivery of Replacement Warrants. On each Closing Date, the Company shall deliver to each Investor a warrant representing the Replacement Warrant to be issued to such Investor at such Closing pursuant to the terms of this Agreement, duly executed on behalf of the Company and registered in the name of such Investor or its designee.

                  e. Conditions to Exercise. No investor shall be required to exercise Initial Warrants pursuant to Section 1(a) unless the following conditions are satisfied: (i) as of the applicable Trigger Day and through and including the date of the Company's receipt of the applicable Exercise Delivery Documents (as defined in the Initial Warrants), the registration statement covering the Initial Warrant Shares shall be effective and available for the sale of all of the Initial Warrant Shares then outstanding or issuable; (ii) as of the applicable Trigger Day and through and including the date of the Company's receipt of the applicable Exercise Delivery Documents, the Common Stock is designated for quotation on the Nasdaq National Market or listed on The New York Stock Exchange, Inc. and shall not have been suspended from trading on such exchanges nor shall delisting or suspension by such exchanges be threatened either (A) in writing by such exchanges or (B) by falling below the minimum listing maintenance requirements of such exchanges; (iii) during the Exercise Period, there shall not have occurred (x) the public announcement of a pending, proposed or intended Change of Control (as defined in the Convertible Notes as if the Convertible Notes were then outstanding) that has not been abandoned, terminated or consummated or (y) a Triggering Event or an Event of Default (as both terms are defined in the Convertible Notes as if the Convertible Notes were then outstanding) other than an Event of Default described in clause (iii),
(vii) or (viii) of Section 11(a) of the Convertible Notes; (iv) during the Exercise Period, the Company shall have delivered shares upon exercise of the Initial Warrants on a timely basis as set forth in Section 2(a) of the Initial Warrants; and (v) during the Exercise Period, the Company otherwise shall have been in compliance with, and shall not have breached or been in breach of, any provision, covenant or representation set forth in the Transaction Documents (as defined below), the Initial Warrants or the Initial Registration Rights Agreement (as defined in Section 3(c)).

                  f. Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

                           "ADJUSTMENT EVENT" means, to the extent occurring
after the first date following the date of this Agreement on which an Exercise Notice (as defined in the Initial Warrants) is delivered by any Investor to the Company, any issuance or deemed issuance of securities by the Company or other event that would result in an adjustment being made to the Warrant Exercise Price (as defined in the Replacement Warrants) or would trigger other rights pursuant to Section 8 or Section 9 of the Replacement Warrants (as if the Replacement Warrants were then outstanding and assuming such issuance or deemed issuance or other event occurred after the Warrant Date (as defined in the Replacement Warrants)).

                           "BUSINESS DAY" means any day other than Saturday,
Sunday or other day on which commercial banks in the City of New York are authorized or required by law to remain closed.

                           "DAILY INITIAL WARRANT VALUE" means, with respect to
an Investor on any day during the Exercise Period on which such Investor delivers an Exercise Notice (as defined in the Initial Warrants) (whether pursuant to Section 1(a) or otherwise), the product of (A) the number of Initial Warrant Shares set forth in such Exercise Notice, and (B) the amount resulting from applying the Black- Scholes pricing model to a portion of the Initial Warrant representing the right to purchase one Initial Warrant Share on such day, which calculation is made with the following inputs: (i) the "option striking price" being equal to the Warrant Exercise Price (as defined in the Initial Warrants) in effect on the date of the delivery to the Company of the Exercise Notice relating to such exercise ( the "EXERCISE NOTICE DATE"), (ii) the "interest rate" being equal to the interest rate on three year United States Treasury Bills issued most recently prior to the applicable Exercise Notice Date, (iii) the "time until option expiration" being the time from the applicable Exercise Notice Date until September 18, 2005, (iv) the "current stock price" being equal to the Weighted Average Price (as defined in the Initial Warrants) of the Common Stock on the applicable Exercise Notice Date, or, if the applicable Exercise Notice Date is not a Trading Day, then on the Trading Day immediately preceding the applicable Exercise Notice Date, (v) the "volatility" being the 100-day historical volatility of the Common Stock as of the applicable Exercise Notice Date (as reported by the Bloomberg "HVT" screen), or, if the applicable Exercise Notice Date is not a Trading Day, then the Trading Day immediately preceding the applicable Exercise Notice Date (as reported by the Bloomberg "HVT" screen), and (vi) the "dividend rate" being equal to zero.

                           "DAILY REPLACEMENT SHARE NUMBER" means, with respect
to any Investor on any Exercise Notice Date during the Exercise Period, the quotient of (i) such Investor's Daily Initial Warrant Values for such Exercise Notice Date, divided by (ii) the Per Share Replacement Warrant Value on such Exercise Notice Date.

                           "DAILY VOLUME AMOUNT" means, with respect to any
Trigger Day, 10% of the daily trading volume for the Common Stock for such Trigger Day during the period beginning at 9:30 a.m., New York City Time (or such other time as the Principal Market (as defined in the Replacement Warrants) publicly announces is the official open of trading), and ending at 4:00 p.m., New York City Time (or such other time as the Principal Market publicly announces is the official close of trading), as reported by Bloomberg (as defined in the Replacement Warrants) (ignoring any trade of more than 10,000 shares of Common Stock pursuant to individual transactions (subject to adjustment for stock splits, stock dividends, stock combinations and other similar transactions involving the Common Stock after the date of this Agreement)).

                           "EXERCISE PERIOD" means the period beginning on and
including the second Trading Day after the Announcing Form 8-K (as defined in Section 4(h)) is filed with the SEC and ending on and including the earlier of
(x) the date which is 90 days after the first date after the date of this Agreement on which any Investor delivers an Exercise Notice (as defined in the Initial Warrants) to the Company and (y) the first date on which no Initial Warrants remain outstanding.

                           "EXERCISE PRICE" means $5.00, subject to adjustment
for stock splits, stock dividends, stock combinations and other similar transactions involving the Common Stock after the date of this Agreement.

                           "MEASUREMENT PERIOD" means, with respect to a Closing
Date, the period beginning on and including the Closing Date immediately preceding such Closing Date (or if no Closing Date has occurred prior to such Closing Date, then beginning on and including the first day of the Exercise Period) and ending on and including the Business Day immediately preceding such Closing Date.

                           "PER SHARE REPLACEMENT WARRANT VALUE" means, with
respect to any Exercise Notice Date, the amount resulting from applying the Black- Scholes pricing model to a Replacement Warrant to acquire one Replacement Warrant Share as of such Exercise Notice Date, which calculation is made with the following inputs: (i) the "option striking price" being equal to the Exercise Price as of such Exercise Notice Date, (ii) the "interest rate" being equal to the interest rate on three year United States Treasury Bills issued most recently prior to such Exercise Notice Date, (iii) the "time until option expiration" being the time from such Exercise Notice Date until September 18, 2005, (iv) the "current stock price" being equal to the Weighted Average Price (as defined in the Replacement Warrants) of the Common Stock on such Exercise Notice Date, or, if such Exercise Notice Date is not a Trading Day, then on the Trading Day immediately preceding such Exercise Notice Date, (v) the "volatility" being the 100-day historical volatility of the Common Stock as such Exercise Notice Date, or, if such Exercise Notice Date is not a Trading Day, then on the Trading Day immediately preceding such Exercise Notice Date, (as reported by the Bloomberg "HVT" screen), and (vi) the "dividend rate" being equal to zero.

                           "PRO RATA PERCENTAGE" means, with respect to an
Investor, a fraction, the numerator of which is the number of Initial Warrant Shares issuable to such Investor as of the date of this Agreement and the denominator of which is the number of Initial Warrant Shares issuable to all the Investors as of the date of this Agreement.

                           "TRADING DAY" means any day on which the Common Stock
is traded on the Nasdaq National Market or The New York Stock Exchange; provided that "Trading Day" shall not include any day on which (A) the Common Stock is scheduled to trade on either the Nasdaq National Market or The New York Stock Exchange for less than 4.5 hours, (B) the Common Stock is approved for quotation on the Nasdaq National Market or is listed on The New York Stock Exchange, but is suspended from trading for any period of time on such market or exchange, respectively, or (C) there is a general suspension of trading for any period of time on the Nasdaq National Market or The New York Stock Exchange.

                           "TRIGGER DAY" means each Trading Day during the
Exercise Period on which the Weighted Average Price (as defined in the Replacement Warrants) of the Common Stock on such Trading Day is equal to or greater than $4.50 (subject to adjustment for stock splits, stock dividends, stock combinations and other similar transactions after the date of this Agreement); provided, however, that such Trading Day is not the date of an Adjustment Event.

         2.       INVESTOR'S REPRESENTATIONS AND WARRANTIES.


                  Each Investor represents and warrants with respect to only itself that:

                  a. Investment Purpose. Such Investor (i) is acquiring the Replacement Warrants, and (ii) upon exercise of the Replacement Warrants, will acquire the Replacement Warrant Shares issuable upon exercise thereof (the Replacement Warrants and the Replacement Warrant Shares collectively are referred to herein as the "SECURITIES"), for its own account and not with a view towards, or for resale in connection with, the public sale or distribution thereof, except pursuant to sales registered or exempted under the 1933 Act; provided, however, that by making the representations herein, such Investor does not agree to hold any of the Securities for any minimum or other specific term and reserves the right to dispose of the Securities at any time in accordance with or pursuant to a registration statement or an exemption under the 1933 Act.

                  b. Accredited Investor Status. Such Investor is an "accredited investor" as that term is defined in Rule 501(a) of Regulation D.

                  c. Reliance on Exemptions. Such Investor understands that the Securities are being offered and sold to it in reliance on specific exemptions from the registration requirements of the United States federal and state securities laws and that the Company is relying in part upon the truth and accuracy of, and such Investor's compliance with, the representations, warranties, agreements, acknowledgments and understandings of such Investor set forth herein in order to determine the availability of such exemptions and the eligibility of such Investor to acquire the Securities.

                  d. Information. Such Investor and its advisors, if any, have been furnished with all materials relating to the business, finances and operations of the Company and materials relating to the offer and sale of the Securities that have been requested by such Investor. Such Investor and its advisors, if any, have been afforded the opportunity to ask questions of the Company. Neither such inquiries nor any other due diligence investigations conducted by such Investor or its advisors, if any, or its representatives shall modify, amend or affect such Investor's right to rely on the Company's representations and warranties contained in Sections 3 and 9(l) below. Such Investor understands that its investment in the Securities involves a high degree of risk. Such Investor has sought such accounting, legal and tax advice as it has considered necessary to make an informed investment decision with respect to its acquisition of the Securities.

                  e. No Governmental Review. Such Investor understands that no United States federal or state agency or any other government or governmental agency has passed on or made any recommendation or endorsement of the Securities or the fairness or suitability of the investment in the Securities nor have such authorities passed upon or endorsed the merits of the offering of the Securities.

                  f. Transfer or Resale. Such Investor understands that except as provided in the New Registration Rights Agreement: (i) the Securities have not been and are not being registered under the 1933 Act or any state securities laws, and may not be offered for sale, sold, assigned or transferred unless (A) subsequently registered thereunder, (B) such Investor shall have delivered to the Company an opinion of counsel, in a generally acceptable form, to the effect that such Securities to be sold, assigned or transferred may be sold, assigned or transferred pursuant to an exemption from such registration, or (C) such Investor provides the Company with reasonable assurance that such Securities can be sold, assigned or transferred pursuant to Rule 144 promulgated under the 1933 Act, as amended (or a successor rule thereto) ("RULE 144"); (ii) any sale of the Securities made in reliance on Rule 144 may be made only in accordance with the terms of Rule 144 and further, if Rule 144 is not applicable, any resale of the Securities under circumstances in which the seller (or the person through whom the sale is made) may be deemed to be an underwriter (as that term is defined in the 1933 Act) may require compliance with some other exemption under the 1933 Act or the rules and regulations of the SEC thereunder; and (iii) neither the Company nor any other person is under any obligation to register the Securities under the 1933 Act or any state securities laws or to comply with the terms and conditions of any exemption thereunder. Notwithstanding the foregoing, the Securities may be pledged in connection with a bona fide margin account or other loan or financing arrangement secured by the Securities.

                  g. Legends. Such Investor understands that the certificates or other instruments representing the Replacement Warrants and, until such time as the sale of the Replacement Warrant Shares have been registered under the 1933 Act as contemplated by the New Registration Rights Agreement, the stock certificates representing the Replacement Warrant Shares, except as set forth below, shall bear a restrictive legend in substantially the following form (and a stop-transfer order may be placed against transfer of such stock certificates):

         THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS. THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED (I) IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS OR (B) AN OPINION OF COUNSEL, IN A GENERALLY ACCEPTABLE FORM, THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT OR APPLICABLE STATE SECURITIES LAWS OR (II) UNLESS SOLD PURSUANT TO RULE 144 UNDER SAID ACT. NOTWITHSTANDING THE FOREGOING, THE SECURITIES MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN OR FINANCING ARRANGEMENT SECURED BY THE SECURITIES.

The legend set forth above shall be removed and the Company shall issue a certificate without such legend to the holder of the Securities upon which it is stamped, if, unless otherwise required by state securities laws, (i) such Securities are registered for resale under the 1933 Act, (ii) in connection with a sale transaction, such holder provides the Company with an opinion of counsel, in a generally acceptable form, to the effect that a public sale, assignment or transfer of the Securities may be made without registration under the 1933 Act, or (iii) such holder provides the Company with reasonable assurances that the Securities can be sold pursuant to Rule 144(k), or (iv) such holder provides the Company reasonable assurances that the Securities have been or are being sold pursuant to Rule 144.

                  h. Authorization; Enforcement; Validity. Such Investor is a validly existing corporation, partnership, limited liability company or other entity and has the requisite corporate, partnership, limited liability or other organizational power and authority to purchase the Securities pursuant to this Agreement. This Agreement and the New Registration Rights Agreement have been duly and validly authorized, executed and delivered on behalf of such Investor and are valid and binding agreements of such Investor enforceable against such Investor in accordance with their respective terms, subject as to enforceability to applicable bankruptcy, insolvency, reorganization, moratorium, liquidation and other similar laws relating to, or affecting generally, the enforcement of applicable creditors' rights and remedies.

                  i. Residency. Such Investor is a resident of that jurisdiction specified in its address on the Schedule of Investors.

         3.       REPRESENTATIONS AND WARRANTIES OF THE COMPANY.


                  The Company represents and warrants to each of the Investors that:

                  a. Organization and Qualification. The Company and its "SUBSIDIARIES" (which for purposes of this Agreement means any entity in which the Company, directly or indirectly, owns capital stock or holds an equity or similar interest, other than entities in which the Company (i) has less than 25% of the voting control of such entity, (ii) has less than 25% of the equity interest in such entity and (iii) has no exposure to any liability, contingent or otherwise, that could result in a Material Adverse Effect (as defined below)) are corporations duly organized and validly existing in good standing under the laws of the jurisdiction in which they are incorporated, and have the requisite corporate power and authority to own their properties and to carry on their business as now being conducted. Each of the Company and its Subsidiaries is duly qualified as a foreign corporation to do business and is in good standing in every jurisdiction in which its ownership of property or the nature of the business conducted by it makes such qualification necessary, except to the extent that the failure to be so qualified or be in good standing would not have a Material Adverse Effect. As used in this Agreement, "MATERIAL ADVERSE EFFECT" means any material adverse effect on the business, properties, assets, operations, results of operations, financial condition or prospects of the Company and its Subsidiaries, if any, taken as a whole, or on the transactions contemplated hereby or by the agreements and instruments to be entered into in connection herewith, or on the authority or ability of the Company to perform its obligations under the Transaction Documents (as defined below).

                  b. Authorization; Enforcement; Validity. The Company has the requisite corporate power and authority to enter into and perform its obligations under this Agreement, the New Registration Rights Agreement, the Irrevocable Transfer Agent Instructions (as defined in Section 5), the Replacement Warrants and each of the other agreements entered into by the parties hereto in connection with the transactions contemplated by this Agreement (collectively, the "TRANSACTION DOCUMENTS"), and to issue the Securities in accordance with the terms hereof and thereof. The execution and delivery of the Transaction Documents by the Company and the consummation by it of the transactions contemplated hereby and thereby, including without limitation the issuance of the Replacement Warrants, the reservation for issuance and the issuance of the Replacement Warrant Shares issuable upon exercise thereof, have been duly authorized by the Company's Board of Directors and no further consent or authorization is required by the Company, its Board of Directors or its stockholders. This Agreement and the other Transaction Documents dated of even date herewith have been duly executed and delivered by the Company and constitute the valid and binding obligations of the Company enforceable against the Company in accordance with their terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally, the enforcement of creditors' rights and remedies. As of the applicable Closing, the Transaction Documents dated after the date hereof shall have been duly executed and delivered by the Company and shall constitute the valid and binding obligations of the Company enforceable against the Company in accordance with their terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally, the enforcement of creditors' rights and remedies.

                  c. Capitalization; Issuance of Securities. As of the date hereof, the authorized capital stock of the Company consists of (i) 175,000,000 shares of Common Stock, of which as of the date hereof, 22,910,161 shares are issued and outstanding (including 2,327,181 treasury shares), 7,632,396 shares are reserved for issuance pursuant to the Company's stock option, restricted stock and stock purchase plans and 3,235,279 shares are issuable and reserved for issuance pursuant to securities (other than the Initial Warrants and the Replacement Warrants and the Company's Series A Convertible Preferred Stock and Series B Convertible Preferred Stock and the related warrants) exercisable or exchangeable for, or convertible into, shares of Common Stock and (ii) 10,000,000 shares of Preferred Stock, $1.00 par value, of which as of the date hereof, 819,886 shares have been designated Series A Convertible Preferred Stock, of which as of the date hereof 693,750 are issued and outstanding, and 1,304,815 shares have been designated Series B Convertible Preferred Stock, of which as of the date hereof 1,167,466 are issued and outstanding. Except as disclosed in Schedule 3(c), there are no agreements or arrangements under which the Company or any of its Subsidiaries is obligated to register the sale of any of their securities under the 1933 Act (except the New Registration Rights Agreement), except for the registration rights agreements entered into by the Company on or prior to the date of the securities purchase agreement with the holders of the Series A Convertible Preferred Stock and Series B Convertible Preferred Stock and the registration rights agreement entered into by the Company on the date of the Securities Purchase Agreement with the Investors (the "INITIAL REGISTRATION RIGHTS AGREEMENT"). There are no securities or instruments containing anti-dilution or similar provisions that will be triggered by the issuance of the Securities as described in this Agreement, and the Company does not have any stock appreciation rights or "phantom stock" plans or agreements or any similar plan or agreement. As of each Closing, at least 110% of the number of shares of Common Stock issuable upon exercise of the Replacement Warrants then outstanding, if any, and the Replacement Warrant to be issued at such Closing shall have been duly authorized and reserved for issuance upon exercise of the Replacement Warrants. Upon exercise in accordance with the Replacement Warrants, the Replacement Warrant Shares will be validly issued, fully paid and nonassessable and free from all taxes, liens and charges with respect to the issue thereof, with the holders being entitled to all rights accorded to a holder of Common Stock. In reliance in part, as to factual matters, on the representations and warranties of the Investors in Section 2, the issuance by the Company of the Securities is exempt from registration under the 1933 Act.

                  d. No Conflicts. The execution, delivery and performance of the Transaction Documents by the Company and the consummation by the Company of the transactions contemplated hereby and thereby (including, without limitation, the reservation for issuance and issuance of the Replacement Warrant Shares) will not (i) result in a violation of the Company's Restated Articles of Incorporation, as amended and as in effect on the date hereof (the "ARTICLES OF INCORPORATION"), or the Company's Bylaws, as amended and as in effect on the date hereof (the "BYLAWS"); (ii) conflict with, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any material agreement, indenture or instrument to which the Company or any of its Subsidiaries is a party; (iii) result in a violation of any law, rule, regulation, order, judgment or decree (including federal and state securities laws and regulations and the rules and regulations of the Principal Market (as defined below)) applicable to the Company or any of its Subsidiaries or by which any property or asset of the Company or any of its Subsidiaries is bound or affected. Neither the Company nor its Subsidiaries is in violation of any term of its Articles of Incorporation or Bylaws or their organizational charter or bylaws, respectively. Except as specifically contemplated by this Agreement including without limitation the filings and listings described in Section 4(b) and Section 4(f), and as required under the 1933 Act, the Company is not required to obtain any consent, authorization or order of, or make any filing or registration with, any court or governmental agency or any regulatory or self-regulatory agency in order for it to execute, deliver or perform any of its obligations under or contemplated by the Transaction Documents in accordance with the terms hereof or thereof. As of the applicable Closing, all consents, authorizations, orders, filings and registrations that the Company is required to obtain as described in the preceding sentence shall have been obtained or effected on or prior to the applicable Closing Date. The Company and its Subsidiaries are unaware of any facts or circumstances that might give rise to any of the foregoing. The Company is not in violation of the listing requirements of the Principal Market, including, without limitation, the requirements set forth in Rule 4350(i)(1)(D) of the Principal Market (as defined in Section 4(f)) and has no actual knowledge of any facts that would lead to delisting or suspension of the Common Stock by the Principal Market in the foreseeable future.

                  e. No Material Nonpublic Information; Form S-3 Eligibility. Neither the Company nor any of its Subsidiaries or any of their officers, directors, employees or agents have provided the Investors with any material, nonpublic information. The Company meets the requirements for use of Form S-3 for registration of the resale of the Registrable Securities (as defined in the New Registration Rights Agreement).

                  f. Acknowledgment Regarding Investor's Purchase of Replacement Warrants. The Company acknowledges and agrees that each of the Investors is acting solely in the capacity of an arm's length purchaser with respect to the Company in connection with the Transaction Documents and the transactions contemplated hereby and thereby. The Company further acknowledges that each Investor is not acting as a financial advisor or fiduciary of the Company (or in any similar capacity) with respect to the Transaction Documents and the transactions contemplated hereby and thereby and any advice given by any of the Investors or any of their respective representatives or agents in connection with the Transaction Documents and the transactions contemplated hereby and thereby is merely incidental to such Investor's purchase of the Securities. The Company further represents to each Investor that the Company's decision to enter into the Transaction Documents has been based solely on the independent evaluation by the Company and its representatives.

                  g. No General Solicitation. Neither the Company, nor any of its affiliates, nor any person acting on its or their behalf, has engaged in any form of general solicitation or general advertising (within the meaning of Regulation D under the 1933 Act) in connection with the offer or sale of the Securities.

                  h. No Integrated Offering. Neither the Company, nor any of its affiliates, nor any person acting on its or their behalf has, directly or indirectly, made any offers or sales of any security or solicited any offers to buy any security, under circumstances that would require registration of the issuance of any of the Securities under the 1933 Act or cause this offering of the Securities to be integrated with prior offerings by the Company for purposes of (i) the 1933 Act (other than the offer and sale by the Company of the Convertible Notes and Initial Warrants and shares of its Series A Convertible Preferred Stock and Series B Convertible Preferred Stock and related warrants) or (ii) any applicable stockholder approval provisions, including, without limitation, under the rules and regulations of any exchange or automated quotation system on which any of the securities of the Company are listed or designated (other than shares of Common Stock issuable upon conversions of or as a redemption of the Convertible Notes or the Company's Series A Convertible Preferred Stock or the Series B Convertible Preferred Stock). Neither the Company nor any of its Subsidiaries will take any action or steps that would require registration of any of the Securities under the 1933 Act or cause the offering of the Securities to be integrated with other offerings. The Company obtained the approval of its stockholders of the transactions described in the Securities Purchase Agreement and the issuance of the securities issued thereunder, and no shares of Common Stock issued or issuable upon conversion or exercise of securities issued pursuant to the Securities Purchase Agreement would be included in the calculation to determine whether the Company had exceeded Nasdaq's (as defined below) limitation generally requiring shareholder approval prior to issuances of a company's common stock at prices either below market or subject to certain future pricing, and equal to or in excess of 20% of the number of shares outstanding at the time of issuance.

                  i. Dilutive Effect. The Company understands and acknowledges that the number of Replacement Warrant Shares issuable upon exercise of the Replacement Warrants will increase in certain circumstances. The Company further acknowledges that its obligation to issue the Replacement Warrant Shares upon exercise of the Replacement Warrants in accordance with this Agreement and the Replacement Warrants is absolute and unconditional regardless of the dilutive effect that such issuance may have on the ownership interests of other stockholders of the Company.

                  j. Application of Takeover Protections. The Company and its board of directors have taken all necessary action, if any, in order to render inapplicable any control share acquisition, business combination, poison pill (including any distribution under a rights agreement) or other similar anti-takeover provision under the Articles of Incorporation or the laws of Texas that is or could become applicable to the Investors as a result of the transactions contemplated by this Agreement, including, without limitation, the Company's issuance of the Securities and the Investors' ownership of the Securities.

                  k. Rights Agreement. The Company has not adopted a shareholder rights plan or similar arrangement relating to accumulations of beneficial ownership of Common Stock or a change in control of the Company.

                  l. No Other Agreements. The Company has not, directly or indirectly, made any agreements with any Investors relating to the terms or conditions of the transactions contemplated by the Transaction Documents except as set forth in the Transaction Documents, the Securities Purchase Agreement, the Initial Registration Rights Agreement and the Initial Warrants.

         4.       COVENANTS.

                  a. Best Efforts. Each party shall use its best efforts to timely satisfy each of the conditions to be satisfied by it as provided in Sections 6 and 7 of this Agreement.

                  b. Form D and Blue Sky. The Company agrees to file a Form D with respect to the Securities as required under Regulation D and to provide a copy thereof to each Investor promptly after such filing. The Company shall, on or before each Closing Date, take such action as the Company shall reasonably determine is necessary in order to obtain an exemption for or to qualify the Securities for sale to the Investors at the applicable Closing pursuant to this Agreement under applicable securities or "Blue Sky" laws of the states of the United States, and shall provide evidence of any such action so taken to the Investors on or prior to such Closing Date. The Company shall make all filings and reports relating to the offer and sale of the Securities required under applicable securities or "Blue Sky" laws of the states of the United States following each Closing Date.

                  c. Reporting Status. Until the later of (i) the date that is one year after the date as of which the Investors (as that term is defined in the New Registration Rights Agreement) may sell all of the Replacement Warrant Shares without restriction pursuant to Rule 144(k) promulgated under the 1933 Act (or successor thereto) and (ii) the date on which no Replacement Warrants remain outstanding (the "REPORTING PERIOD"), the Company shall file all reports required to be filed with the SEC pursuant to the Securities Exchange Act of 1934, as amended (the "1934 ACT"), and the Company shall not terminate its status as an issuer required to file reports under the 1934 Act even if the 1934 Act or the rules and regulations thereunder would otherwise permit such termination.

                  d. Financial Information. The Company agrees to send the following to each Investor (as that term is defined in the New Registration Rights Agreement) during the Reporting Period: (i) unless the following are filed with the SEC through EDGAR and are available to the public through EDGAR, within one (1) day after the filing thereof with the SEC, a copy of its Annual Reports on Form 10-K, its Quarterly Reports on Form 10-Q, any Current Reports on Form 8-K and any registration statements (other than on Form S-8) or amendments filed pursuant to the 1933 Act; (ii) on the same day as the release thereof, facsimile copies of all press releases issued by the Company or any of its Subsidiaries, unless available through Bloomberg Financial Markets (or any successor thereto) contemporaneously with the release; and (iii) copies of any notices and other information made available or given to the stockholders of the Company generally, contemporaneously with the making available or giving thereof to the stockholders.

                  e. Reservation of Shares. The Company shall take all action necessary to at all times have authorized, and reserved for the purpose of issuance, no less than 110% of the number of shares of Common Stock needed to provide for the issuance of the Replacement Warrant Shares upon exercise of all outstanding Replacement Warrants (without regard to any limitations on exercises).

                  f. Listing. The Company shall secure the listing of all of the Registrable Securities (as defined in the New Registration Rights Agreement) upon each national securities exchange and automated quotation system, if any, upon which shares of Common Stock are then listed (subject to official notice of issuance) within the applicable time periods required by each such exchange or system and shall maintain, so long as any other shares of Common Stock shall be so listed, such listing of all Registrable Securities from time to time issuable under the terms of the Transaction Documents. The Company shall maintain the Common Stock's authorization for quotation on the Nasdaq National Market ("NASDAQ") or listed on The New York Stock Exchange, Inc. ("NYSE") or The American Stock Exchange, Inc. ("AMEX") (as applicable, the "PRINCIPAL MARKET"). Neither the Company nor any of its Subsidiaries shall take any action that would be reasonably expected to result in the delisting or suspension of the Common Stock from the Principal Market. The Company shall pay all fees and expenses in connection with satisfying its obligations under this Section 4(f).

                  g. Expenses. Subject to Section 9(k) below, at the first Closing to occur, the Company shall reimburse the Investors for the Investors' expenses (including attorneys' fees and expenses) in due diligence and negotiating and preparing the Transaction Documents and consummating the transactions contemplated thereby up to an aggregate of $25,000 (which expenses include a nonaccountable expense allowance of $5,000 to cover related post-closing and registration statement review matters).

                  h. Disclosure of Transactions and Other Material Information. Before 8:00 a.m. (New York Time) on the second (2nd) Business Day following the date of this Agreement, the Company shall file a Form 8-K with the SEC describing the terms of the transactions contemplated by the Transaction Documents and including as exhibits to such Form 8-K this Agreement (including the schedules hereto), the New Registration Rights Agreement and the Form of Replacement Warrant, in the form required by the 1934 Act (the "ANNOUNCING FORM 8-K"). Before 8:00 a.m. (New York Time) on the first (1st) Business Day following each Closing Date, the Company shall publicly disclose the occurrence of the applicable Closing, including the aggregate number of Replacement Warrant Shares issuable upon exercise of the Replacement Warrants issued at such Closing. From and after the filing of the Announcing Form 8-K with the SEC, no Investor shall be in possession of any material nonpublic information received from the Company, any of its Subsidiaries or any of its respective officers, directors, employees or agents that is not disclosed in the Announcing Form 8-K. The Company shall not, and shall cause each of its Subsidiaries and its and each of their respective officers, directors, employees and agents not to, provide any Investor with any material nonpublic information regarding the Company or any of its Subsidiaries from and after the filing of the Announcing Form 8-K with the SEC without the express written consent of such Investor. In the event of a breach of the foregoing covenant by the Company, any of its Subsidiaries, or any of its or their respective officers, directors, employees and agents, in addition to any other remedy provided herein or in the Transaction Documents, an Investor shall have the right to make a public disclosure, in the form of a press release, public advertisement or otherwise, of such material nonpublic information without the prior approval by the Company, its Subsidiaries, or any of its or their respective officers, directors, employees or agents. No Investor shall have any liability to the Company, its Subsidiaries, or any of its or their respective officers, directors, employees, shareholders or agents for any such disclosure. Subject to the foregoing, neither the Company nor any Investor shall issue any press releases or any other public statements with respect to the transactions contemplated hereby or disclosing the name of any Investor; provided, however, that the Company shall be entitled, without the prior approval of any Investor, to make any press release or other public disclosure with respect to such transactions (i) in substantial conformity with the

Announcing Form 8-K and contemporaneously therewith and (ii) as is required by applicable law and regulations (provided that in the case of clause (i) each Investor shall be consulted by the Company in connection with any such press release or other public disclosure prior to its release).

                  i. Transactions With Affiliates. So long as any Replacement Warrants are outstanding, the Company shall not, and shall cause each of its Subsidiaries not to, enter into, amend, modify or supplement any agreement, transaction, commitment or arrangement with any of its or any Subsidiary's officers, directors, persons who were officers or directors at any time during the previous two years, stockholders who beneficially own 5% or more of the Common Stock, or affiliates of the Company or its Subsidiaries or with any individual related by blood, marriage or adoption to any such individual or with any entity in which any such entity or individual owns a 5% or more beneficial interest (each a "RELATED PARTY"), except for (a) customary employment arrangements and benefit programs on reasonable terms, (b) any agreement, transaction, commitment or arrangement on an arms-length basis on terms no less favorable than terms that would have been obtainable from a person other than such Related Party, or (c) any agreement, transaction, commitment or arrangement that is approved by a majority of the disinterested directors of the Company. For purposes hereof, any director who is also an officer of the Company or any Subsidiary shall not be a disinterested director with respect to any such agreement, transaction, commitment or arrangement. "AFFILIATE" for purposes hereof means, with respect to any person or entity, another person or entity that, directly or indirectly, (i) has a 5% or more equity interest in that person or entity, (ii) has 5% or more common ownership with that person or entity, (iii) controls that person or entity, (iv) is controlled by that person or entity or (v) shares common control with that person or entity. "CONTROL" or "CONTROLS" for purposes hereof means that a person or entity has the power, direct or indirect, to conduct or govern the policies of another person or entity.

                  j. Corporate Existence. So long as any Investor beneficially owns any Replacement Warrants, the Company shall maintain its corporate existence and shall not sell all or substantially all of the Company's assets, except in the event of a merger or consolidation or sale or transfer of all or substantially all of the Company's assets, where either: (A) the surviving or successor entity in such transaction (i) assumes the Company's obligations hereunder and under the agreements and instruments entered into in connection herewith and (ii) is a publicly traded corporation whose common stock is quoted on or listed for trading on Nasdaq, AMEX or NYSE; or (B) the consideration to be received by the Company or its shareholders in connection with such merger, consolidation, sale or transfer consists entirely of cash (each a "CASH PRIVATE TRANSACTION") and the Company is in compliance with its obligations set forth in Sections 8(g) and 9 of the Replacement Warrants.

                  k. Pledge of Securities. The Company acknowledges and agrees that the Securities may be pledged by an Investor (as defined in the New Registration Rights Agreement) in connection with a bona fide margin agreement or other loan secured by the Securities. The pledge of Securities shall not be deemed to be a transfer, sale or assignment of the Securities hereunder, and no Investor effecting any such pledge of Securities shall be required to provide the Company with any notice thereof or otherwise make any delivery to the Company pursuant to this Agreement or any other Transaction Document, including without limitation, Section 2(f) of this Agreement; provided that an Investor and its pledgee shall be required to comply with the provisions of Section 2(f) in order to effect a sale, transfer or assignment of Securities to such pledgee. The Company hereby agrees to execute and deliver such documentation as a pledgee of the Securities may reasonably request in connection with a pledge of the Securities to such pledgee by an Investor; provided, however, this sentence shall not obligate the Company to deliver any certificate updating the representations and warranties contained herein, or to provide any legal opinion in connection with such pledge.

                  l. Certain Trading Restrictions. During the period beginning on and including the first Exercise Notice Date during the Exercise Period and ending at the first time such Investor no longer holds any Initial Warrants, neither such Investor nor any of its affiliates shall, directly or indirectly, engage in any transaction constituting a "short sale" (as defined in Rule 3b-3 under the 1934 Act) of shares of Common Stock or establish an open "put equivalent position" (within the meaning of Rule 16a-1(h) under the 1934 Act) with respect to the Common Stock (each a "SHORT SALE"), except on those days (each a "PERMITTED DAY") on which the aggregate short position (including aggregate open "put equivalent positions") with respect to the Common Stock of such Investor and its affiliates prior to giving effect to any Short Sales by such Investor or its affiliates on such Permitted Day does not exceed such Investor's Permitted Share Position (as defined below) on such Permitted Day; provided, however, that such Investor and its affiliates shall only be entitled to engage in transactions which constitute Short Sales on a Permitted Day to the extent that following such transaction, the aggregate short position (including aggregate open "put equivalent positions") with respect to the Common Stock of such Investor and its affiliates does not exceed such Investor's Permitted Share Position. Notwithstanding the foregoing, the restriction on Short Sales set forth in the first sentence of this Section 4(l) shall not apply (a) on and after the first day after the Closing Date on which there shall have occurred a Triggering Event or an Event of Default (each as defined in the Convertible Notes as if the Convertible Notes were then outstanding); (b) on or after the first date after the Closing Date on which a Change of Control (as defined in the Convertible Notes as if the Convertible Notes were then outstanding) shall have been consummated or there shall have been a public announcement of a pending, proposed or intended Change of Control; or (c) with respect to a Short Sale (and such Short Sale shall be excluded for purposes of determining compliance with the first sentence of this Section 4(l)) so long as such Investor or its affiliates delivers an Exercise Notice (as defined in the Replacement Warrants) on or before 11:59 p.m. (New York time) on the Business Day following the day of such Short Sale entitling the Holder to receive a number of shares of Common Stock at least equal to the number of shares of Common Stock sold or subject to such Short Sale. Subject to the foregoing restrictions, the Company acknowledges and agrees that nothing in this Section 4(l) or elsewhere in this Agreement, the Securities Purchase Agreement, the Convertible Notes, the Initial Warrants, the Replacement Warrants, the Initial Registration Rights Agreement or the New Registration Rights Agreement prohibits any Investor (or any of its affiliates) from, and each Investor (and its affiliates) is permitted to, engage, directly or indirectly, in hedging transactions involving the Initial Warrants, the Replacement Warrants and the Common Stock (including, without limitation, by way of short sales, purchases and sales of options, swap transactions and synthetic transactions) at any time. For purposes of this Section 4(l), "PERMITTED SHARE POSITION" means, with respect to any date of determination, the sum of (i) the number of shares of Common Stock issuable upon exercise of the Initial Warrants and the Replacement Warrants (including Initial Warrants or Replacement Warrants which have been exercised but with respect to which the Company has not delivered the required number of Initial Warrant Shares or Replacement Warrant Shares, respectively) held by the applicable Investor and its affiliates (without regard to any limitations on exercise) on such date and (ii) the number of shares of Common Stock equal to the sum of such Investor's and its affiliates' Daily Replacement Share Numbers for each day on which such Investor or its affiliates delivered an Exercise Notice (as defined in the Initial Warrants) during the period beginning on and including the Closing Date immediately preceding such date of determination (or if no such Closing Date has occurred prior to such date of determination, then beginning on and including the first day of the Exercise Period) and ending on and including such date of determination. The Company and each Investor agree that immediately upon the first date during the Exercise Period on which any Investor delivers an Exercise Notice (as defined in the Initial Warrants) to the Company the terms of this Section 4(l) shall replace and supercede in its entirety the terms of Section 4(o) of the Securities Purchase Agreement.

                  m. Registrations Statements. The Company shall not file any registration statement with the SEC that registers for resale any shares of Common Stock held by any Other Investor (for purposes of this Section 4(m), such term also includes any successors, assigns, transferees or designees of any Other Investor) (including any shares of Common Stock owned prior to, on or after the date hereof), except for (i) any registration statement filed pursuant to the registration rights agreement entered into among the Company and the Other Investors on or before the date hereof, but only to the extent such registration statement includes only the resale of shares of Common Stock issuable upon conversion of the Company's Series A Convertible Preferred Stock and Series B Convertible Preferred Stock and upon exercise of the related warrants; (ii) any registration statement on Form S-8 (or any successor form);
(iii) any registration statement filed at least 270 days after September 18, 2002, provided that the aggregate number of shares of Common Stock registered for resale by all of the Other Investors pursuant to this clause (iii) does not exceed 2,000,000 shares (subject to adjustment for stock splits, stock dividends, stock combinations and other similar transactions after September 18,
2002) of Common Stock in the aggregate; and (iv) any registration statement filed after the Closing Date and when none of the Replacement Warrants are outstanding.

         5.       TRANSFER AND DEPOSITARY AGENT INSTRUCTIONS.

                  The Company shall issue irrevocable instructions to its transfer agent in the form attached hereto as Exhibit C (the "IRREVOCABLE TRANSFER AGENT INSTRUCTIONS"), and any subsequent transfer agent, to issue certificates, registered in the name of each Investor or its respective nominee(s), for the Replacement Warrant Shares in such amounts as specified from time to time by each Investor to the Company upon exercise of the Replacement Warrants. Prior to registration of the Replacement Warrant Shares under the 1933 Act, all such certificates shall bear the restrictive legend specified in
Section 2(g). The Company warrants that no instruction other than the Irrevocable Transfer Agent Instructions referred to in this Section 5, the Irrevocable Transfer Agent Instructions referred to in Section 5 of the Securities Purchase Agreement and stop transfer instructions to give effect to
Section 2(f) (in the case of the Replacement Warrant Shares, prior to registration of the Replacement Warrant Shares under the 1933 Act) will be given by the Company to its transfer agent and that the Securities shall otherwise be freely transferable on the books and records of the Company as and to the extent provided in this Agreement and the New Registration Rights Agreement. If a Investor provides the Company with an opinion of counsel, in a generally acceptable form, to the effect that a public sale, assignment or transfer of the Securities may be made without registration under the

1933 Act or the Investor provides the Company with reasonable assurances that the Securities can be sold pursuant to Rule 144 without any restriction as to the number of securities acquired as of a particular date that can then be immediately sold, the Company shall permit the transfer, and, in the case of the Replacement Warrant Shares, promptly instruct its transfer agent to issue one or more certificates in such name and in such denominations as specified by such Investor and without any restrictive legend. The Company acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the Investors by vitiating the intent and purpose of the transaction contemplated hereby. Accordingly, the Company acknowledges that the remedy at law for a breach of its obligations under this Section 5 will be inadequate and agrees, in the event of a breach or threatened breach by the Company of the provisions of this Section 5, that the Investors shall be entitled, in addition to all other available remedies, to an order and/or injunction restraining any breach and requiring immediate issuance and transfer, without the necessity of showing economic loss and without any bond or other security being required.

         6.       CONDITIONS TO THE COMPANY'S OBLIGATION TO SELL.

                  The obligation of the Company to issue the Replacement Warrants to each Investor at each Closing is subject to the satisfaction, at or before the applicable Closing Date, of each of the following conditions, provided that these conditions are for the Company's sole benefit and may be waived by the Company at any time in its sole discretion by providing each Investor with prior written notice thereof:

         (i) Such Investor shall have executed each of the Transaction Documents to which it is a party and delivered the same to the Company.

         (ii) The representations and warranties of such Investor shall be true and correct as of the date when made and as of the applicable Closing Date as though made at that time (except for representations and warranties that speak as of a specific date, which shall be true and correct as of such date), and such Investor shall have performed, satisfied and complied with the covenants, agreements and conditions required by the Transaction Documents to be performed, satisfied or complied with by such Investor at or prior to the applicable Closing Date.

         7.       CONDITIONS TO EACH INVESTOR'S OBLIGATION TO PURCHASE.

                  The obligation of each Investor hereunder to accept the Replacement Warrants from the Company at each Closing is subject to the satisfaction, at or before the applicable Closing Date, of each of the following conditions, provided that these conditions are for each Investor's sole benefit and may be waived by such Investor at any time in its sole discretion by providing the Company with prior written notice thereof:

         (i) The Company shall have executed each of the Transaction Documents and delivered the same to such Investor.

         (ii) The representations and warranties of the Company shall be true and correct as of the date when made and as of the applicable Closing Date as though made at that time

         (except for representations and warranties that speak as of a specific date, which shall be true and correct as of such date) and the Company shall have performed, satisfied and complied with the covenants, agreements and conditions required by the Transaction Documents to be performed, satisfied or complied with by the Company at or prior to the applicable Closing Date. Such Investor shall have received a certificate, executed by either the Chief Executive Officer or the Chief Financial Officer of the Company, dated as of the applicable Closing Date, (A) to the foregoing effect, (B) certifying that no Adjustment Event has occurred other than Adjustment Events with respect to which the Company has delivered an Adjustment Notice prior to the applicable Closing Date and (C) certifying such other matters as may be reasonably requested by such Investor.

         (iii) Such Investor shall have received the opinion of Hughes & Luce L.L.P., outside counsel to the Company, dated as of the applicable Closing Date, in form, scope and substance reasonably satisfactory to such Investor and in substantially the form of Exhibit D attached hereto.

         (iv) The Company shall have executed and delivered to such Investor the Replacement Warrant being issued to such Investor at such Closing.

         (v) The Board of Directors of the Company shall have adopted resolutions consistent with Section 3(b) above and in a form reasonably acceptable to such Investor (the "RESOLUTIONS").

         (vi) As of the applicable Closing Date, the Company shall have reserved out of its authorized and unissued Common Stock, solely for the purpose of effecting the exercise of the Replacement Warrants, at least 110% of the number of shares of Common Stock issuable upon exercise of the Replacement Warrants then outstanding, if any, and the Replacement Warrants to be issued at such Closing.

         (vii) The Irrevocable Transfer Agent Instructions shall have been delivered to and acknowledged in writing by the Company's transfer agent and the Company shall deliver a copy thereof to such Investor.

         (viii) The Company shall have delivered to such Investor a certificate evidencing the incorporation and good standing of the Company in its state of incorporation issued by the Secretary of State of such state of incorporation as of a date within ten (10) days of the applicable Closing Date.

         (ix) The Company shall have delivered to such Investor a secretary's certificate, dated as of the applicable Closing Date, certifying as to
         (A) the Resolutions, (B) the Articles of Incorporation, certified as of a date within 10 days of the applicable Closing Date, by the Secretary of State of the State of Texas and (C) the Bylaws, each as in effect at such Closing.

         (x) The Company shall have made all filings under all applicable federal and state securities laws necessary to consummate the issuance of the Securities pursuant to this Agreement in compliance with such laws.

         (xi) The Company shall have delivered to such Investor such other documents relating to the transactions contemplated by this Agreement as such Investor or its counsel may reasonably request.

         8. INDEMNIFICATION. In consideration of each Investor's execution and delivery of the Transaction Documents and acquiring the Securities thereunder and in addition to all of the Company's other obligations under the Transaction Documents, the Company shall defend, protect, indemnify and hold harmless each Investor and each other holder of the Securities and all of their stockholders, officers, directors, employees and direct or indirect investors and any of the foregoing persons' agents or other representatives (including, without limitation, those retained in connection with the transactions contemplated by this Agreement) (collectively, the "INDEMNITEES") from and against any and all actions, causes of action, suits, claims, losses, costs, penalties, fees, liabilities and damages, and expenses in connection therewith (irrespective of whether any such Indemnitees is a party to the action for which indemnification hereunder is sought), and including reasonable attorneys' fees and disbursements (the "INDEMNIFIED LIABILITIES"), incurred by any Indemnitees as a result of, or arising out of, or relating to (a) any misrepresentation or breach of any representation or warranty made by the Company in the Transaction Documents or any other certificate, instrument or document contemplated hereby or thereby,
(b) any breach of any covenant, agreement or obligation of the Company contained in the Transaction Documents or any other certificate, instrument or document contemplated hereby or thereby, (c) any cause of action, suit or claim brought or made against such Indemnitees and arising out of or resulting from the execution, delivery, performance or enforcement of the Transaction Documents in accordance with the terms thereof or any other certificate, instrument or document contemplated hereby or thereby in accordance with the terms thereof (other than a cause of action, suit or claim brought or made against an Indemnitee by such Indemnitee's owners, investors or affiliates), (d) any transaction financed or to be financed in whole or in part, directly or indirectly, with the proceeds of the issuance of the Securities or (e) the status of such Investor or holder of the Securities as an investor in the Company. To the extent that the foregoing undertaking by the Company may be unenforceable for any reason, the Company shall make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities that is permissible under applicable law. Except as otherwise set forth herein, the mechanics and procedures with respect to the rights and obligations under this
Section 8 shall be the same as those set forth in Sections 6(a) and (d) of the New Registration Rights Agreement, including, without limitation, those procedures with respect to the settlement of claims and the Company's rights to assume the defense of claims.

         9. GOVERNING LAW; MISCELLANEOUS.

                  a. Governing Law; Jurisdiction; Jury Trial. All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by the internal laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in the City of New York, borough of Manhattan, for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address for such notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. The Parties acknowledge that each of the Investors have executed each of the Transaction Documents to be executed by it in the State of New York. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION HEREWITH OR ARISING OUT OF THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY.

                  b. Counterparts. This Agreement may be executed in two or more identical counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party; provided that a facsimile signature shall be considered due execution and shall be binding upon the signatory thereto with the same force and effect as if the signature were an original, not a facsimile signature.

                  c. Headings. The headings of this Agreement are for convenience of reference and shall not form part of, or affect the interpretation of, this Agreement.

                  d. Severability. If any provision of this Agreement shall be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect the validity or enforceability of the remainder of this Agreement in that jurisdiction or the validity or enforceability of any provision of this Agreement in any other jurisdiction.

                  e. Entire Agreement; Amendments. Except for the Securities Purchase Agreement, the Initial Registration Rights Agreement, the Convertible Notes, the Initial Warrants and the other documents entered into in connection therewith (the "INITIAL TRANSACTION DOCUMENTS"), this Agreement supersedes all other prior oral or written agreements between each Investor, the Company, their affiliates and persons acting on their behalf with respect to the matters discussed herein, and this Agreement and the instruments referenced herein contain the entire understanding of the parties with respect to the matters covered herein and therein and, except as specifically set forth herein or therein, neither the Company nor any Investor makes any representation, warranty, covenant or undertaking with respect to such matters. Except to the extent provided in Section 4(l), the Initial Transaction Documents shall remain in full force and effect to the extent provided therein. The exercise, delivery and effectiveness of this Agreement shall not operate as a waiver of any right, power or remedy of any Investor under the Initial Transaction Documents, nor constitute a waiver of any provision contained therein. No provision of this Agreement may be amended other than by an instrument in writing signed by the Company and the Investors holding Replacement Warrants representing at least two-thirds (2/3) of the Replacement Warrant Shares issuable upon exercise of the Replacement Warrants on the first Closing Date hereunder (assuming a Closing had occurred), or if prior to a Closing, by the Investors which purchased at least two-thirds (2/3) of the aggregate principal amount of the Convertible Notes. Any such amendment shall bind all holders of Replacement Warrants. No such amendment shall be effective to the extent that it applies to less than all of the holders of the Replacement Warrants then outstanding. No consideration shall be offered or paid to any person to amend or consent to a waiver or modification of any provision of any of the Transaction Documents unless the same consideration also is offered to all of the parties to the Transaction Documents or holders of the Replacement Warrants, as the case may be.

                  f. Notices. Any notices, consents, waivers or other communications required or permitted to be given under the terms of this Agreement must be in writing and will be deemed to have been delivered: (i) upon receipt, when delivered personally; (ii) upon receipt, when sent by facsimile (provided confirmation of transmission is mechanically or electronically generated and kept on file by the sending party); or (iii) one (1) Business Day after deposit with a nationally recognized overnight delivery service, in each case properly addressed to the party to receive the same. The addresses and facsimile numbers for such communications shall be:

         If to the Company:

                  Zix Corporation
                  2711 N. Haskell Avenue, Suite 2300, LB36
                  Dallas, Texas 75204-2960
                  Telephone:        214-370-2000
                  Facsimile:        214-515-7385
                  Attention:        General Counsel

         With a copy to:

                  Hughes & Luce L.L.P.
                  111 Congress Avenue, 9th Floor
                  Austin, Texas 78701
                  Telephone:        512-482-6800
                  Facsimile:        512-482-6859
                  Attention:        Bryan C. Wittman, Esq.

         If to the Transfer Agent:

                  Computer Share Investor Services LLC
                  1601 Elm Street, Suite 4340
                  Dallas, Texas 75201
                  Telephone:        214-665-6031
                  Facsimile:        214-969-1859
                  Attention:        Mark Asbury

If to an Investor, to it at the address and facsimile number set forth on the Schedule of Investors, with copies to such Investor's representatives as set forth on the Schedule of Investors, or, in the case of an Investor or any other party named above, at such other address and/or facsimile number and/or to the attention of such other person as the recipient party has specified by written notice given to each other party five (5) days prior to the effectiveness of such change. Written confirmation of receipt (A) given by the recipient of such notice, consent, waiver or other communication, (B) mechanically or electronically generated by the sender's facsimile machine containing the time, date, recipient facsimile number and an image of the first page of such transmission or (C) provided by a nationally recognized overnight delivery service shall be rebuttable evidence of personal service, receipt by facsimile or receipt from a nationally recognized overnight delivery service in accordance with clause (i), (ii) or (iii) above, respectively.

                  g. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns, including any purchasers of the Replacement Warrants. The Company shall not assign this Agreement or any rights or obligations hereunder without the prior written consent of the holders of Replacement Warrants representing at least two-thirds (2/3) of the Replacement Warrant Shares then issuable upon exercise of the Replacement Warrants then outstanding, or if prior to a Closing, of the Investors which purchased at least two-thirds (2/3) of the aggregate principal amount of the Convertible Notes, including by merger or consolidation, except pursuant to a Change of Control (as defined in Section 4(b) of the Convertible Notes as if the Convertible Notes were then outstanding) with respect to which the Company is in compliance with Section 4(j) of this Agreement and Section 9 of the Replacement Warrants. An Investor may assign some or all of its rights hereunder without the consent of the Company, provided, however, that any such assignment shall not release such Investor from its obligations hereunder unless such obligations are assumed by such assignee and the Company has consented to such assignment and assumption, which consent shall not be unreasonably withheld. Notwithstanding anything to the contrary contained in the Transaction Documents, the Investors shall be entitled to pledge the Securities in connection with a bona fide margin account or other loan or financing arrangement secured by the Securities.

                  h. No Third Party Beneficiaries. This Agreement is intended for the benefit of the parties hereto and their respective permitted successors and assigns, and is not for the benefit of, nor may any provision hereof be enforced by, any other person.

                  i. Survival. Unless this Agreement is terminated under Section 9(k), the representations and warranties of the Company and the Investors contained in Sections 2 and 3, the agreements and covenants set forth in Sections 4, 5 and 9, and the indemnification provisions set forth in Section 8, shall survive each Closing. Each Investor shall be responsible only for its own representations, warranties, agreements and covenants hereunder.

                  j. Further Assurances. Each party shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as the other party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

                  k. Termination. In the event that the first Closing shall not have occurred with respect to an Investor on or before five (5) Business Days from the day such Closing was scheduled to occur due to the Company's or such Investor's failure to satisfy the conditions set forth in Sections 6 and 7 above (and the nonbreaching party's failure to waive such unsatisfied condition(s)), the nonbreaching party shall have the option to terminate this Agreement with respect to such breaching party at the close of business on such date without liability of any party to any other party; provided, however, that if this Agreement is terminated pursuant to this Section 9(k), the Company shall remain obligated to reimburse any nonbreaching Investors for the expenses described in Section 4(g) above.

                  l. Placement Agent. The Company acknowledges that it has not engaged a placement agent in connection with the issuance of the Replacement Warrants. The Company shall be responsible for the payment of any placement agent's fees or broker's commissions relating to or arising out of the transactions contemplated hereby. The Company shall pay, and hold each Investor harmless against, any liability, loss or expense (including, without limitation, attorneys' fees and out of pocket expenses) arising in connection with any such claim.

                  m. No Strict Construction. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rules of strict construction will be applied against any party.

                  n. Remedies. Each Investor and each holder of the Securities shall have all rights and remedies set forth in the Transaction Documents and all rights and remedies that such holders have been granted at any time under any other agreement or contract and all of the rights that such holders have under any law. Any person having any rights under any provision of this Agreement shall be entitled to enforce such rights specifically (without posting a bond or other security), to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights granted by law.

                  o. Payment Set Aside. To the extent that the Company makes a payment or payments to the Investors hereunder or pursuant to the New Registration Rights Agreement or the Replacement Warrants or the Investors enforce or exercise their rights hereunder or thereunder, and such payment or payments or the proceeds of such enforcement or exercise or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside, recovered from, disgorged by or are required to be refunded, repaid or otherwise restored to the Company, by a trustee, receiver or any other person under any law (including, without limitation, any bankruptcy law, state or federal law, common law or equitable cause of action), then to the extent of any such restoration the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or setoff had not occurred.

                                   * * * * * *

         IN WITNESS WHEREOF, the Investors and the Company have caused this Agreement Regarding Exercise and Issuance of Warrants to be duly executed as of the date first written above.

COMPANY:                                  INVESTORS:

ZIX CORPORATION                           HFTP INVESTMENT L.L.C.
                                          By: Promethean Asset Management L.L.C.
                                              Its: Investment Manager

By:  /s/ Ronald A. Woessner
    --------------------------
    Name:   Ronald A. Woessner
    Title:  SVP
                                          By: /s/ James F. O'Brien, Jr.
                                             ----------------------------------
                                                  Name:   James F. O'Brien, Jr.
                                                  Title:  Managing Member

                                          GAIA OFFSHORE MASTER FUND, LTD.
                                          By: Promethean Asset Management L.L.C.
                                              Its:  Investment Manager


                                          By: /s/ James F. O'Brien, Jr.
                                             ----------------------------------
                                                  Name:   James F. O'Brien, Jr.
                                                  Title:  Managing Member

                                          CAERUS FUND LTD.
                                          By: Promethean Asset Management L.L.C.
                                                Its: Investment Manager


                                          By: /s/ James F. O'Brien, Jr.
                                             ----------------------------------
                                                  Name:   James F. O'Brien, Jr.
                                                  Title:  Managing Member

                             SCHEDULE OF INVESTORS



                                                      INVESTOR ADDRESS                        INVESTOR'S LEGAL REPRESENTATIVES'
           INVESTOR'S NAME                          AND FACSIMILE NUMBER                        ADDRESS AND FACSIMILE NUMBER
--------------------------------------   --------------------------------------------    ------------------------------------------
HFTP Investment L.L.C.                   c/o Promethean Asset Management L.L.C.          Promethean Investment Group, L.L.C.
                                         750 Lexington Avenue, 22nd Floor                750 Lexington Ave., 22nd Floor
                                         New York, New York 10022                        New York, New York 10022
                                         Attention: David M. Kittay                      Attention: David M. Kittay
                                                    Greg Carney                                     Greg Carney
                                         Telephone: (212) 702-5200                       Telephone: 212-702-5200
                                         Facsimile: (212) 758-9334                       Facsimile: 212-758-9334
                                         Residence: New York
                                                                                         Katten Muchin Zavis Rosenman
                                                                                         525 W. Monroe Street
                                                                                         Chicago, Illinois 60661-3693
                                                                                         Attention: Robert J. Brantman, Esq.
                                                                                         Telephone: (312) 902-5200
                                                                                         Facsimile: (312) 902-1061

Gaia Offshore Master Fund, Ltd.          c/o Promethean Asset Management L.L.C.          Promethean Investment Group, L.L.C.
                                         750 Lexington Avenue, 22nd Floor                750 Lexington Ave., 22nd Floor
                                         New York, New York 10022                        New York, New York 10022
                                         Attention: David M. Kittay                      Attention: David M. Kittay
                                                    Greg Carney                                     Greg Carney
                                         Telephone: (212) 702-5200                       Telephone: 212-702-5200
                                         Facsimile: (212) 758-9334                       Facsimile: 212-758-9334
                                         Residence: New York
                                                                                         Katten Muchin Zavis Rosenman
                                                                                         525 W. Monroe Street
                                                                                         Chicago, Illinois 60661-3693
                                                                                         Attention: Robert J. Brantman, Esq.
                                                                                         Telephone: (312) 902-5200
                                                                                         Facsimile: (312) 902-1061

Caerus Fund Ltd.                         c/o Promethean Asset Management L.L.C.          Promethean Investment Group, L.L.C.
                                         750 Lexington Avenue, 22nd Floor                750 Lexington Ave., 22nd Floor
                                         New York, New York 10022                        New York, New York 10022
                                         Attention: David M. Kittay                      Attention: David M. Kittay
                                                    Greg Carney                                     Greg Carney
                                         Telephone: (212) 702-5200                       Telephone: 212-702-5200
                                         Facsimile: (212) 758-9334                       Facsimile: 212-758-9334
                                         Residence: New York
                                                                                         Katten Muchin Zavis Rosenman
                                                                                         525 W. Monroe Street
                                                                                         Chicago, Illinois 60661-3693
                                                                                         Attention: Robert J. Brantman, Esq.
                                                                                         Telephone: (312) 902-5200
                                                                                         Facsimile: (312) 902-1061


                                    SCHEDULES

Schedule 3(c)              Registration Rights



                                    EXHIBITS

Exhibit A                  Form of Replacement Warrant
Exhibit B                  Form of New Registration Rights Agreement
Exhibit C                  Form of Irrevocable Transfer Agent Instructions
Exhibit D                  Form of Company Counsel Opinion

                                 SCHEDULE 3(c)

The following active Registration Statements were filed pursuant to contractual or statutory registration rights obligations:

1.       Huizenga Investor Group

         Registration Statement on Form S-3 (No. 333-36556)

                  o $12.00 Warrants to purchase 1,222,223 shares of common stock

                  o $57.60 Warrants to purchase 916,667 shares of common stock

                  o 916,667 shares of common stock

2.       Huizenga Investor Group

         Registration Statement on Form S-3 (No. 333-83934)

                  o $7.00 Warrants to purchase 916,667 shares of common stock

3.       Tumbleweed Communications Corp.

         Registration Statement on Form S-3 (No. 333-89052)

                  o 116,833 shares of common stock [All shares sold.]

4.       Henry Kuehne

         Registration Statement on Form S-3 (No. 333-33708)

                  o 25,000 shares of common stock

5.       Multiple Transactions

         Registration Statement on Form S-3 (No. 333-101041) for former employees and consultants, as follows:

                  o 23,622 shares of common stock

                  o 45,000 shares of common stock

                  o $7.94 Warrants to purchase 22,222 shares of common stock

                  o $50.00 Options to purchase 18,750 shares of common stock

                  o $80.00 Options to purchase 18,750 shares of common stock

                  o 5,000 restricted shares of common stock

                  o $8.00 Options to purchase 20,000 shares of common stock

6. Registered the common stock shares into which the Series A and Series B Preferred Shares (and related Warrants) are convertible or exercisable.

         Registration Statement on Form S-3 (No. 333-100337)

                  o 2,758,969 shares (Promethean Financing)

         Registration Statement on Form S-3 (No. 333-100399)

                  o 1,771,615 shares (Series B Financing)

         Registration Statement on Form S-3 (No. 333-100400)

                  o 1,135,906 shares (Series A Financing)

7. The Company has various registration statements on Form S-8 filed with the SEC covering the option grants to employees and consultants.

8. A former consultant holds options to acquire 50,000 shares, at an exercise price of $25.00 per share, which are accompanied by demand registration rights.